RULE 424(B)(3)

                              PROSPECTUS SUPPLEMENT

                               DATED MAY 24, 2004
                                       TO
                         PROSPECTUS DATED APRIL 19, 2001

                               PARKERVISION, INC.

     The following information supplements the information contained in the section entitled "Selling Stockholders" in the Prospectus dated April 19, 2001, of ParkerVision, Inc. ("Company"), relating to the sale of an aggregate of 2,430,210 shares of common stock, $.01 par value ("Common stock"), by certain persons ("Selling Stockholders"), which was previously supplemented and modified on January 8, 2003.

                              SELLING STOCKHOLDERS

     The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at May 21, 2004. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. For purposes of presentation, it is assumed that the selling stockholders will exercise all of the warrants and purchase options and then resell all of the shares received as a consequence of such exercise. Unless otherwise indicated, each of the selling stockholders possesses sole voting and investment power with respect to the securities shown.

--------------------------------------------------------------------------------------------------------------
                                                                                     AFTER OFFERING
                                                                            ----------------------------------
                                        NUMBER OF
                                          SHARES                               NUMBER OF
                                       BENEFICIALLY                              SHARES
                                      OWNED PRIOR TO    NUMBER OF SHARES      BENEFICIALLY
NAME                                     OFFERING          TO BE SOLD            OWNED          % OF CLASS
--------------------------------------------------------------------------------------------------------------
Tyco Sigma Limited                      1,058,950          1,058,950              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Leucadia National Corp.                   968,586            968,586              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Portside Growth & Opportunity Fund         34,592             34,592              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Cumming Investment Company, LC              4,238              4,238              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Jennifer A. Cumming                         3,176              3,176              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Margaret E. Cumming                         3,176              3,176              -0-               -0-
--------------------------------------------------------------------------------------------------------------
Texas Instruments Incorporated            166,902            166,902              -0-               -0-
--------------------------------------------------------------------------------------------------------------

     Tyco Sigma Limited, Leucadia National Corporation and Portside Growth & Opportunity Fund (formerly,The Peconic Fund) originally acquired an aggregate of 1,048,360 shares of common stock and purchase options to acquire 1,048,360 shares of common stock in private placement transactions by ParkerVision in May and June 2000. The purchase options are exercisable as to one half the number commencing November 22, 2001 and the balance commencing May 22, 2002 at exercise prices between $28.33 to $56.66 per share. The purchase options expire on the tenth anniversary of the date they are first exercisable. The Peconic Fund currently only holds the purchase options it acquired in 2000.

     In connection with the sale of common stock and purchase options to Leucadia National Corporation, ParkerVision issued to Mr. David Cumming, at the direction of Leucadia 10,590 shares of common stock and a purchase option to purchase 10,590 shares of common stock. The purchase option is on the same terms as that issued to Leucadia National Corporation. The shares were transferred under this prospectus in October 2001 in compliance with Section 5 of the Securities Act of 1933. In January 2003, Mr. Cumming transferred the purchase options to family members and a related entity as follows: Cumming Investment Company, LC - 4,238 purchase options, Jennifer A. Cumming - 3,176 purchase options and Margaret E. Cumming - 3,176 purchase options.

     Texas Instruments Incorporated acquired an aggregate of 83,451 shares of common stock and purchase options to acquire 83,451 shares of common stock in a private placement transaction by ParkerVision on March 8, 2001. The purchase option is exercisable commencing March 8, 2001 until March 8, 2011, at $29.96 for 41,725 shares, $37.45 for 20,863 shares and $39.84 for 20,863 shares.

     The agreements for the registration rights granted to the selling stockholders provide that ParkerVision and the selling stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, indemnification for these claims is against public policy, and therefore, it is unenforceable.